AT THE COMPANY ON THE WEB
Thomas G. Smith www.forestcity.net
Executive Vice President,
Chief Financial Officer
216-621-6060

Thomas T. Kmiecik
Assistant Treasurer
216-621-6060

FOR IMMEDIATE RELEASE

FOREST CITY ANNOUNCES DISPOSITION OF FIVE APARTMENT COMMUNITIES

CLEVELAND – December 3, 2004 – Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced the disposition of five apartment communities, with 1,125 total units. The five dispositions represent a total after-tax gain of approximately $9 million and generated cash proceeds of approximately $25 million. The properties were disposed of at a blended capitalization rate of 6.5 percent.

Four of the properties – all in Virginia – were sold to Berkshire Property Advisors, LLC. Those four properties are the 184-unit Arboretum Place, 153-unit Silver Hill, and 176-unit Trellis at Lee’s Mill, all in Newport News, Virginia; and the 216-unit Bridgewater in Hampton, Virginia. The fifth property, the 396-unit Colony Woods in Bellevue, Washington, was sold to Fairfield Colony Woods LP. Forest City acquired all five of the apartment communities in 1997 and 1998.

“The residential business has been a very good business for us. While we are currently a seller of specific properties to take advantage of market conditions and relatively high valuations, we remain committed to this business. We continue to develop additional projects, with more than 3,700 units under construction at this time, ” said Charles A. Ratner, president and chief executive officer at Forest City Enterprises. “This higher level of sales activity enables us to improve our operating portfolio and redeploy our capital toward higher-impact opportunities in our commercial, residential and land development portfolios.”

Corporate Description

Forest City Enterprises, Inc. is a $7.2 billion NYSE-listed real estate company headquartered in Cleveland, Ohio. The Company is principally engaged in the ownership, development, acquisition and management of commercial and residential real estate throughout the United States. The Company’s portfolio includes interests in retail centers, apartment communities, office buildings and hotels in 19 states and the District of Columbia.

Safe Harbor Language

Statements made in this news release that state the Company or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, real estate development and investment risks, economic conditions in the Company’s target markets, reliance on major tenants, the impact of terrorist acts, the Company’s substantial leverage and the ability to service debt, guarantees under the Company’s credit facility, changes in interest rates, continued availability of tax-exempt government financing, the sustainability of substantial operations at the subsidiary level, significant geographic concentration, illiquidity of real estate investments, dependence on rental income from real property, conflicts of interest, competition, potential liability from syndicated properties, effects of uninsured loss, environmental liabilities, partnership risks, litigation risks, and other risk factors as disclosed from time to time in the Company’s SEC filings, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004.

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